UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 4, 2013  (December 21, 2012)

GT ADVANCED TECHNOLOGIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-34133	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Trafalgar Square
Nashua, New Hampshire 03063
(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

David Keck — International Assignment Agreement

On December 21, 2012, GTAT Corporation (the “Corporation”), which is a wholly-owned subsidiary of GT Advanced Technologies Inc., entered into an international assignment letter with David Keck (the “Agreement”), who serves as the Executive Vice President and General Manager, Polysilicon and Photovoltaic Equipment.  Mr. Keck is a named executive officer of GT Advanced Technologies Inc.

The Agreement provides that Mr. Keck will, for the period from January 1, 2013 to December 31, 2015, perform his services for GT Advanced Technologies Limited (the Hong Kong subsidiary of GT Advanced Technologies Inc.) at GT Advanced Technologies Limited’s offices in Hong Kong.  Mr. Keck was, prior to January 1, 2013, employed by the Corporation and was based out of the Corporation’s offices in Montana.  Mr. Keck will continue to receive a base salary of $375,000 per year and participate in the Corporation’s bonus plan for executive officers (both the base salary and terms of Mr. Keck’s participation in the bonus plan remain unchanged from those in effect during the Corporation’s nine-month transition period ended December 31, 2012).  Mr. Keck will also receive: (i) a housing allowance not to exceed $18,500 per month and a monthly stipend of $8,000 for meals and other incidental expenses, (ii) an allowance of up to $8,000 to transport Mr. Keck and his family from Montana to Hong Kong, plus the cost of moving household goods from Montana to Hong Kong, (iii) a one-time relocation allowance of $20,000 to cover costs of establishing a residence in Hong Kong, (iv) a one-time payment of $15,000 to cover the costs of moving Mr. Keck and his family back to the United States (payable at the time he returns to the United States) and (v) the costs for Mr. Keck’s two children to attend school in Hong Kong, such amount not to exceed a total of $60,000 per year.  The Corporation will also pay for Mr. Keck and his family to travel to the United States once per each 12-month period.

Consistent with the Corporation’s policy, the Agreement provides that Mr. Keck will receive tax equalization payments that are designed to ensure that the tax obligations of a transferred employee is similar to what it would have been had the employee not been given an international assignment.

The period of the international assignment may be terminated prior to December 31, 2015 by the Company or Mr. Keck, in either party’s discretion.  The Corporation will not be required to pay Mr. Keck’s repatriation travel expenses under certain circumstances, including if Mr. Keck voluntarily terminates his international assignment.  Further, in the event that Mr. Keck’s international assignment or employment terminates prior to June 30, 2013 under those certain conditions set forth in the Agreement, the Corporation has the right to require Mr. Keck to reimburse any expenses related to his international assignment.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.  The description of the Agreement set forth in this Current Report on Form 8-K is qualified in its entirety by the agreement as filed as an exhibit to this filing.

Tom Gutierrez — Relocation Benefit

On December 29, 2012, the Compensation Committee of the Board of Directors of GT Advanced Technologies Inc. authorized a payment to Tom Gutierrez, the President and Chief Executive Officer of GT Advanced Technologies Inc. related to the costs of establishing a residence in North Carolina near his family.  Mr. Gutierrez will maintain a permanent residence in New Hampshire, where the Company’s corporate headquarters is located.  The aggregate amount of the payment, $300,000, covering real estate fees, moving costs and travel, temporary living and miscellaneous expenses was paid to Mr. Gutierrez on December 31, 2012.  Of this amount, $70,000 was for the partial gross-up for taxes on the relocation payment.  If Mr. Gutierrez voluntarily terminates his employment prior to December 31, 2015, he will be obligated to repay all or a portion of the amount to GT Advanced Technologies Inc., such portion to be calculated on a pro-rated basis for length of service from December 31, 2012.

A copy of the agreement evidencing this arrangement is attached hereto as Exhibit 10.2 and is incorporated by reference herein.  The description of this agreement set forth in this Current Report on Form 8-K is qualified in its entirety by the agreement as filed as an exhibit to this filing.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

10.1        International Assignment Letter, dated as of December 21, 2012, by and between GTAT Corporation and David Keck.

10.2                        Agreement, dated as of December 31, 2012, by and between GT Advanced Technologies Inc. and Tom Gutierrez

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ Hoil Kim
Date: January 4, 2013	By:	Hoil Kim
	Its:	Vice President, Chief Administrative Officer,
General Counsel and Secretary